UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2012

ENTREMED, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-20713	58-1959440
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation or organization)		No.)

9640 Medical Center Drive

Rockville, Maryland

______________________

(Address of principal executive offices)

20850

____________________

(Zip Code)

(240) 864-2600

_____________________

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2012, EntreMed, Inc. (the "Company") and Carolyn F. Sidor, MD, MBA agreed to the termination of Dr. Sidor’s employment as the Company's Vice-President, Chief Medical Officer, effective May 23, 2012.  The termination was "without cause," as such term is defined in Dr. Sidor's employment agreement, and did not involve any disagreement between the Company and Dr. Sidor.  Dr. Sidor will receive the severance benefits specified in her employment agreement.

The Company has engaged William E. Gannon Jr., MD, MBA as Vice President, Medical and Regulatory Affairs, in a consulting capacity, to lead the Company’s clinical trials and regulatory filings for its global new drug development programs.  Dr. Gannon has had over 20 years of experience in the healthcare and pharmaceutical industries.  He is an expert in new drug clinical development, regulatory submissions, approvals and commercialization, and has led over 20 successful submissions of investigational new drug (IND) and/or new drug applications (NDA) with FDA. He also has hands-on experience with European, Canadian and Japanese regulatory environments.  Dr. Gannon received a MD degree from Ross University, School of Medicine in New Jersey and a MBA from the George Washington University, Washington, DC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTREMED, INC.

/s/ Cynthia W. Hu
Name: Cynthia W. Hu
Title: Chief Operating Officer, General Counsel & Secretary

Date: May 23, 2012